EXHIBIT 99.1

[ Logan County Bancshares, Inc. letterhead ]

December 14, 2004

Dear Stockholder:

In 1984, Logan County BancShares, Inc. formed a multi-bank holding company with two subsidiary banks, the Bank of Chapmanville and Logan Bank and Trust.  This transaction required our company to register with the United States Securities and Exchange Commission (the SEC”).  As a result of that transaction, we have been subject to the disclosure and reporting requirements of the SEC for the past 19 years.

Recently, changes to the federal securities laws enacted under the Sarbanes-Oxley Act have placed a substantial and costly administrative burden on Logan County BancShares, Inc.  This increase in costs has been a great concern to your Board of Directors.  After reviewing these compliance obligations and consulting with legal counsel and our accounting firm, we have concluded that expenditure of the increased legal and accounting expense and the significant staff time necessary to comply with the new law is no longer in the best interest of our shareholders.

The Board of Directors contacted our legal counsel for advice on how other small banks are coping with the new Sarbanes-Oxley regulations and what our bank can do to lessen the burden of this regulation.  They advised us that the most viable option to alleviate the burden imposed on a bank our size was to engage in a “going private” transaction..  “Going Private” requires us to reduce our number of shareholders to less than 300.

After discussing several options on how to accomplish this, the Board of Directors approved in principle a merger transaction with a “shell” corporation merging into Logan County BancShares, Inc.  Under the proposed reorganization, stockholders owning less than 200 shares will receive cash for their shares.  Stockholders who own 200 or more shares will continue to be stockholders of Logan County BancShares, Inc.  The exact terms of the going private transaction have not yet been finalized.  Logan County BancShares will work with its financial, accounting, and legal advisors to structure the transaction to ensure the stockholders who receive cash for their shares will be treated fairly.

Your Board of Directors deeply regrets having to make a decision that could result in some of you no longer owning stock in our Company.  However, the Board believes that it has no choice if the substantial financial burden imposed on the Company under the Sarbanes-Oxley Act is to be alleviated.

We intend to call a special stockholders meeting in the near future to consider this important transaction.  In conjunction with the meeting, all stockholders will receive a detailed proxy statement and other information that will fully describe the reorganization and its impact on each shareholder.

We hope you can attend this special meeting.

Sincerely,

/s/ Eddie Canterbury
Chief Executive Officer

/s/ Harvey Oakley
Chairman of the Board of Directors